Exhibit 4.9

MATERIAL CHANGE REPORT

Regulation 51-102 Respecting Continuous Disclosure Obligations Form 51-102F3

ITEM 1 -	NAME AND ADDRESS OF COMPANY

Neptune Wellness Solutions Inc. (formerly Neptune Technologies & Bioressources Inc.)

(“Neptune” or the “Company”)

545 Promenade du Centropolis

Suite 100

Laval, Québec

H7T 0A3

ITEM 2 -	DATE OF MATERIAL CHANGE

February 17, 2021

ITEM 3 -	NEWS RELEASE

Neptune issued a press release with respect to the material change described below on February 17, 2021 via Globenewswire.

ITEM 4 -	SUMMARY OF MATERIAL CHANGE

Neptune announced s US $55.0 million registered direct offering priced at-the-market under Nasdaq Rules.

ITEM 5 -	FULL DESCRIPTION OF MATERIAL CHANGE

5.1 Full description of material change

Neptune announced that it has entered into definitive agreements with institutional investors for the purchase of 27,500,000 common shares. The Company has also agreed to issue to the investors, in a concurrent private placement, unregistered common share purchase warrants (the “Warrants”) to purchase an aggregate of 6,875,000 common shares. Each common share and accompanying quarter of a Warrant are being sold together at a combined offering price of US $2.00, pursuant to a registered direct offering, priced at-the-market under Nasdaq rules, for aggregate gross proceeds of approximately US $55.0 million before deducting fees and other estimated offering expenses (the “Offering”). The Warrants will have an exercise price of US $2.25 per share, will be exercisable commencing on the six month anniversary of the date of issuance, and will expire 5.5 years from the date of issuance.

The Company expects to use the net proceeds from the Offering for working capital and other general corporate purposes. The Offering is expected to close on or about February 19, 2021, subject to the satisfaction of customary closing conditions and the receipt of regulatory approvals, including the approval of the Toronto Stock Exchange.

A.G.P./Alliance Global Partners is acting as sole placement agent for the Offering.

The Offering, solely with respect to the Shares, is being made in the United States only under the Company’s amended and restated short form base shelf prospectus dated February 22, 2019 (the “Base Shelf Prospectus”), filed with the securities regulatory authorities in each of the provinces and territories of Canada , and the corresponding registration statement on Form F-10 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) under the U.S./Canada Multijurisdictional Disclosure System (“MJDS”). The Company will file a prospectus supplement (the “Supplement”) to the Base Shelf Prospectus on a non-offering basis with applicable securities regulatory authorities in Canada. The Supplement will also be filed with the SEC as part of the Company’s Registration Statement under the MJDS. Copies of the Supplement and the Base Shelf Prospectus will be available on SEDAR at www.sedar.com and copies of the Supplement and the Registration Statement will be available on EDGAR at www.sec.gov. The Offering, solely with respect to the Warrants, is being made through a private placement pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Company has agreed to file a prospectus supplement to a registration statement on Form F-10 with the SEC covering the resale of the shares underlying the Warrants issued in the Offering.

For the purposes of the TSX approval, Neptune is relying on the exemption set forth in Section 602.1 of the TSX Company Manual available to “Eligible Interlisted Issuers,” since the Company’s common shares are also listed on the NASDAQ Capital Market and had less than 25% of the overall trading volume of its listed securities occurring on all Canadian marketplaces in the twelve months immediately preceding the date on which application was made to TSX to approve the Offering.

5.2 Disclosure for restructuring transactions

Not applicable.

ITEM 6 -	RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

Not applicable.

ITEM 7 -	OMITTED INFORMATION

Not applicable.

ITEM 8 -	EXECUTIVE OFFICER

For further information, contact Christopher Piazza, Assistant Corporate Secretary of Neptune at (514) 214-2061.

ITEM 9 -	DATE OF REPORT

February 18, 2021.